Exhibit 10.1

ScISPARC LTD.

October 26, 2026

To: Holder of Certain Existing Warrants to Purchase Ordinary Shares Issued in February 2026

Re: Inducement Offer to Exercise Existing Warrants to Purchase Ordinary Shares Issued in February 2026

Dear Holder:

SCISPARC LTD. (the “Company”) is pleased to offer (this “Inducement Offer”) to you (“Holder”, “you” or similar terminology) the opportunity to receive a reduction in the Exercise Price of certain existing warrants issued to you on February 12, 2026 with an exercise price of $4.929 per ordinary share (the “Existing Warrants”) to purchase up to 405,728 ordinary shares of the Company, no par value (the “Ordinary Shares”) in consideration for exercising, for cash, the Existing Warrants as set forth on the signature page hereto. The issuance and/or resale of the Ordinary Shares underlying the Existing Warrants (the “Warrant Shares”) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) pursuant to the registration statement on Form F-3 (File No. 333-293533), as amended (the “Registration Statement”). The Registration Statement is effective as of the date hereof and, upon exercise of the Existing Warrants and pursuant to this letter agreement, will be effective for the issuance of the Warrant Shares. The Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

In consideration of the Inducement Offer, the Company agrees to reduce the Exercise Price from $4.929 to $1.0 per Ordinary Share (the “Reduced Exercise Price”).

The Warrant Shares will be delivered at Closing (as defined below). Notwithstanding anything herein to the contrary, in the event that any Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(d) of the Existing Warrants, the Company shall only issue such number of Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter (including the cash payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the Existing Warrants (provided no additional exercise price shall be due and payable). The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Existing Warrants is as set forth on the Holder’s signature page hereto. The parties further agree that the release of Warrant Shares held in abeyance shall be from the Warrant Shares attributable to the Existing Warrants.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this Inducement Offer by signing this letter agreement below, with such acceptance constituting Holder’s exercise in full of the Existing Warrants for an aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrant Exercise Price”) on or before 7:00 p.m., Eastern Time, on October 27, 2026 (the “Execution Time”).

Holder represents and warrants that, it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Also, Holder represents and warrants that it is acquiring the Warrant Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Warrant Shares (this representation is not limiting Holder’s right to sell the Warrant Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).

If this Inducement Offer is accepted and the transaction documents are executed by the Execution Time, then as promptly as possible following the Execution Time, but in any event no later than 8:00 a.m., Eastern Time, on the Trading Day following the date hereof, the Company shall furnish a Report of Foreign Private Issuer on Form 6-K (“Form 6-K”) with the Commission disclosing all material terms of the transactions contemplated hereunder, including the filing with the Commission of this letter agreement as an exhibit thereto within the time required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). From and after the issuance of such Form 6-K, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such Form 6-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, the Warrant Shares shall be issued at Closing free of any legends or restrictions on resale by Holder.

No later than the first (1st) Trading Day following the date hereof, the closing (“Closing”) shall occur at such location as the parties shall mutually agree. The settlement of the Warrant Shares shall occur in accordance with Section 2(a) of the Existing Warrants. The date of the Closing of the Warrant Exercise shall be referred to as the “Closing Date”.

This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

Sincerely yours,

SCISPARC LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	CEO & CFO

[Holder Signature Page Follows]

Accepted and Agreed to:

Name of Holder:	L.I.A. Pure Capital Ltd.

Signature of Authorized Signatory of Holder:	/s/ Kfir Silberman

Name of Authorized Signatory:	Kfir Silberman

Title of Authorized Signatory:	CEO

Number of Ordinary Shares underlying the Existing Warrants: 405,728

Aggregate Warrant Exercise Price at the Reduced Exercise Price being exercised contemporaneously with signing this letter agreement: $405,728

Existing Warrants Beneficial Ownership Blocker: 4.99% (as of October 26, 2026, the Company had 2,057,719 Ordinary Shares issued and outstanding)

DTC Instructions:_______________

[Holder signature page to SPRC Inducement Offer]

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